EXHIBIT 10(d)

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, effective as of August 5, 2005, is made by and between Stephen J. Hemsley (“Executive”) and UnitedHealth Group Incorporated (“UnitedHealth Group” or the “Company”) and amends that certain Employment Agreement, dated as of October 13, 1999, as amended on February 13, 2001 (the “Employment Agreement”), is made by and between Stephen J. Hemsley (“Executive”) and UnitedHealth Group (formerly known as United HealthCare Corporation).

WHEREAS, the parties previously entered into the Employment Agreement to provide for Executive’s services as President and Chief Operating Officer of the Company;

WHEREAS, Executive and the Company desire to amend Executive’s Employment Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. COMPENSATION. Sections 2(a) and 2(b) of the Employment Agreement are hereby amended and restated in their entirety to read as follows:

(a) BASE SALARY. Executive shall initially be paid a base annual salary in the amount of $1,000,000 payable bi-weekly in accordance with UnitedHealth Group’s then current payroll practices, less all applicable withholdings and deductions. From time-to-time the Chief Executive Officer shall review Executive’s performance and may recommend increasing Executive’s compensation to the Company’s Compensation and Human Resources Committee (the “Committee”). Any such increases to Executive’s base salary shall be made in the sole discretion of the Committee.

(b) ANNUAL STOCK OPTIONS. Executive shall be eligible to receive in each calendar year during the Term (as defined in Section 3(a)), equity and/or equity-based incentive compensation awards (the “Equity Grants”). The Equity Grants shall be granted in such forms, in such amounts, at such exercise prices (where relevant), on such date or dates, and subject to such terms and conditions, as the Committee shall determine; provided, however, that in no event shall the aggregate amount of Equity Grants to Executive in any calendar year be in an amount less than or contain terms and conditions that are less favorable than the aggregate amount of Equity Grants granted generally to any other senior officer of UnitedHealth Group (other than the Chief Executive Officer) in that calendar year. Each Equity Grant shall be in accordance with and subject to the terms and conditions of the UnitedHealth Group 2002 Stock Incentive Plan, or any substitute or similar successor plan (the “Stock Plan”). The form of award for each Equity Grant granted after August 5, 2005 shall include a provision that unless the Employment Agreement, as amended, provides for vesting or exercise periods that are more favorable, upon termination of employment by reason of Retirement (as defined below), then (i) vesting of such Equity Grant shall continue as if such termination employment had not occurred and (ii) Executive may, at any time within a period of five years after such termination of employment by reason of Retirement or for such other longer period established at the discretion of the Committee, subject to earlier termination upon expiration of such Equity Grant in accordance with its terms and subject to forfeiture upon violation of any restrictive covenant contained in this Agreement, exercise the Equity Grant to the extent of the full number of shares which were exercisable and which Executive was entitled to purchase under the Equity Grant on the date of exercise of the Equity Grant. “Retirement” shall mean termination of employment other than by reason of death, permanent disability (as defined in Section 2(i)of the Employment Agreement), or for Cause (as defined in Section 3(h)(i) of the Employment Agreement) at a time when Executive has 10 years of continuous employment with the Company.

2. DEFINITIONS. The following definitions contained in Section 3(h) are hereby amended as follows:

(a)	Section 3(h)(ii) of the Agreement is hereby amended and restated in its entirety to read as follows:

(i) “Change in Control” means (A) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than UnitedHealth Group or any employee benefit plan of UnitedHealth Group of beneficial ownership (as defined in the Exchange Act) of 50% or more of the then outstanding shares of common stock of UnitedHealth Group (the “Outstanding Common Stock”); (B) individuals who, as of the date hereof, constitute UnitedHealth Group’s Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the UnitedHealth Group Board of Directors, provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by UnitedHealth Group’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents; (C) the completion of a reorganization, merger or consolidation, in each case, with respect to which the beneficial owners of the Outstanding Common Stock immediately prior to such reorganization, merger or consolidation, beneficially own, directly or indirectly, less than two-thirds of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger or consolidation; or (D) the approval by the stockholders of UnitedHealth Group of (i) a complete liquidation or dissolution of UnitedHealth Group or (ii) the sale or other disposition of all or substantially all of the assets of UnitedHealth Group.

(b)	Section 3(h)(iii)(F) of the Agreement is hereby amended and restated in its entirety to read as follows:

2

(F) the resignation, retirement or termination of William W. McGuire, M.D., as Chief Executive Officer of UnitedHealth Group for any reason;

IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto on the date set forth below.

UnitedHealth Group Incorporated	Stephen J. Hemsley

By:
Date:	Date:

3